Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2017. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

Recent Economic Indicators

Preliminary data indicate that gross domestic product, or GDP, growth and gross national income, or GNI, growth at constant 2000 prices for the nine months ended September 30, 2018 was 6.3% and 6.1%, respectively. The average inflation rate for 2018 was 5.2%. The 91-day T-bill rate was 4.8% as of October 31, 2018. Preliminary data indicate that gross and net international reserves as of November 30, 2018 were $75.7 billion, equal to 6.7 months of average imports of goods and payment of services and primary income that can be financed by reserves. Preliminary data indicate that the growth rate of domestic credit from September 30, 2017 to September 30, 2018 was 15.0%.

Gross Domestic Product

Preliminary data indicate that in the first nine months of 2018, GDP grew by 6.3%, compared with growth of 6.8% in the first nine months of 2017. The largest contributor to the decreased rate of growth in the first nine months of 2018 was a decrease in the rate of growth in the manufacturing subsector, from growth of 8.6% in the first nine months of 2017 to growth of 5.7% over the same period in 2018. Decreased rates of growth in the trade and repair of motor vehicles, motorcycles, personal and household goods subsector, financial intermediation subsector and real estate, renting and business activities subsector, from growth of 6.8%, 8.4% and 7.7%, respectively, in the first nine months of 2017, to growth of 6.0%, 7.7% and 4.8%, respectively, over the same period in 2018, were also contributors to this decrease. Partially offsetting the performance of these subsectors were increases in the rate of growth in the construction subsector and the public administration and defense; compulsory social security subsector, from a growth of 5.7% and 7.5%, respectively, in the first nine months of 2017, to a growth of 13.3% and 15.4%, respectively, over the same period in 2018. Growth in the other services subsector also increased from a growth of 6.5% in the first nine months of 2017 to growth of 7.1% over the same period in 2018. GNI in the first nine months of 2018 grew by 6.1%, compared to growth of 6.7% in the first nine months of 2017. The GNI growth rate was slightly lower than the GDP growth rate due to the relatively lower growth in net primary income of 4.9% in the first nine months of 2018, compared to growth in GDP of 6.3% in the first nine months of 2018. The growth in net primary income of 4.9% in the first nine months of 2018 represented a decrease from the 6.7% growth in net primary income over the same period in 2017.

Principal Sectors of the Economy

Agriculture, Hunting, Forestry and Fishing Sector

Preliminary data indicate that in the first nine months of 2018, production in the agriculture, hunting, forestry and fishing sector grew by 0.4%, compared to a growth of 4.6% over the same period in 2017. The decreased rate of growth was primarily a result of a decrease in sugarcane production, which recorded a contraction of 20.5% in the first nine months of 2018, compared to growth of 35.2% over the same period in 2018, as well as a decrease in corn production from growth of 14.4% in the first nine months of 2017 to a contraction of 4.9% over the same period in 2018. These factors were partially offset by higher poultry production and agricultural activities and services production, which recorded growth of 5.3% and 4.4%, respectively, in the first nine months of 2018, compared to growth of 4.3% and 4.2%, respectively, over the same period in 2017.

Industry Sector

Preliminary data indicate that in the first nine months of 2018, the industry sector grew by 6.8%, compared with growth of 7.2% in the first nine months of 2017. The lower rate of growth was mainly due to a decrease in the growth of the manufacturing subsector, which decreased from growth of 8.6% in the first nine months of 2017 to growth of 5.7% in the first nine months of 2018. The mining and quarrying subsector also decreased from a growth of 3.3% in the first nine months of 2017 to a contraction of 1.5% in the first nine months of 2018. These factors were partially offset by increased growth in the construction subsector and electricity, gas and water supply subsector, from growth of 5.7% and 2.8%, respectively, in the first nine months of 2017, to growth of 13.3% and 5.0%, respectively, in the first nine months of 2018.

Manufacturing Subsector

Preliminary data indicate that in the first nine months of 2018, the manufacturing subsector grew by 5.7%, compared to growth of 8.6% in the first nine months of 2017. The lower rate of growth was mainly due to a lower growth in the food manufacturing subsector, from growth of 6.0% in the first nine months of 2017, to growth of 4.2% in the first nine months of 2018. These factors were partially offset by increases in growth in the radio, television and communication equipment and apparatus subsector, from growth of 12.5% in the first nine months of 2017 to growth of 13.1% in the first nine months of 2018.

Service Sector

Preliminary data indicate that in the first nine months of 2018, the service sector grew by 6.8%, which remained stable compared to the growth of 6.8% recorded in the first nine months of 2017. The stable rate of growth was mainly due to lower growth in trade and repair of motor vehicles, motorcycles, personal and household goods subsector and real estate, renting and business activities subsector, which grew by 6.0% and 4.8%, respectively, in the first nine months of 2018, compared to growth of 6.8% and 7.7%, respectively, over the same period in 2017. These factors were partially offset by higher growth in the transport, storage and communication subsector and public administration and defense; compulsory social security subsector, which recorded growth of 6.1% and 15.4%, respectively, for the first nine months of 2018, compared to growth of 3.7% and 7.5%, respectively, over the same period in 2017.

Net Primary Income

According to preliminary data, in the first nine months of 2018, net primary income grew by 4.9%, compared to growth of 6.7% in the first nine months of 2017. This decrease was mainly due to a decrease in inflows from compensation, from a growth of 6.0% in the first nine months of 2017 to growth of 4.8% in the first nine months of 2018. The lower growth in net primary income was also attributable to a decrease in inflows from property income, from growth of 30.3% in the first nine months of 2017 to growth of 24.5% in the first nine months of 2018. These decreases were partially offset by an increase in outflows from property expense, from a growth of 6.8% in the first nine months of 2017 to growth of 10.6% in the first nine months of 2018.

Prices, Employment and Wages

Inflation

The average inflation rate for 2018 was 5.2%, higher than the 2.9% average inflation rate for 2017. The higher rate of inflation in 2018 was mainly due to higher growth in the price indices of all commodity groups except for education.

In the first eight months of 2018, the producer price index recorded average inflation of 0.3%, a reversal from the deflation of 1.2% recorded in the first eight months of 2017. The price indices for tobacco, beverages and machinery excluding electrical increased by 51.6%, 15.0% and 6.8%, respectively, in the first eight months of 2018, compared to increases of 1.1%, contraction of 1.0% and 3.8%, respectively, in the first eight months of 2017. The reversal in the producer price index from deflation in the first eight months of 2017 to inflation in the first eight months of 2018 was also attributable to decreases of 39.8% and 21.4%, respectively, in price indices in fabricated metals and furniture and fixtures in the first eight months of 2017, compared to decreases of 12.5% and 3.1%, respectively, in the first eight months of 2018. The price indices of textiles, paper and paper products, publishing and printing, petroleum products, glass and glass products, basic metals, iron and steel, non-ferrous metals, miscellaneous non-metallic mineral products, electrical machinery and miscellaneous manufactures also recorded increases in the first eight months of 2018.

In October 2018, the total number of employed persons in the Republic, excluding overseas foreign workers (“OFWs”), was estimated at 41.3 million people. The average unemployment rate remained relatively stable at 5.1% in October 2018, compared to 5.0% in October 2017. The average labor force participation rate in October 2018 was 60.6%, a decrease from the rate of 62.1% recorded in October 2017. Workers in the Republic remained employed primarily in the service sector. Workers in the service sector comprised 56.8% of the total of persons employed in the Republic in October 2018. The largest subsectors in terms of employment included the wholesale and retail trade; repair of motor vehicles and motorcycles subsector, which employed 19.3% of the total employed, and transportation and storage subsector, which employed 7.7% of the total employed. The agriculture, hunting and forestry and fishery sector comprised 24.1% of the total employed, and the industry sector comprised 19.1% of the total employed in October 2018.

Balance of Payments

Overall Balance of Payments Performance

In the first nine months of 2018, preliminary data indicate that the overall balance of payments position of the Republic recorded a deficit of $5.1 billion, which was an increase from the $1.4 billion deficit recorded in the first nine months of 2017. The increase in the deficit was primarily the result of an increase in net outflows in the current account. The current account recorded a deficit of $6.5 billion in the first nine months of 2018, compared to a surplus of $1.0 billion in the first nine months of 2017. The financial account recorded a net outflow of $4.0 billion in the first nine months of 2018, compared to a net inflow of $0.6 billion in the first nine months of 2017. The decrease in net inflow in the financial account was primarily due to an increase in net outflow in other investment, from net inflow of $1.3 billion in the first nine months of 2017 to net outflow of $1.8 billion in the first nine months of 2018. Direct investment recorded a net outflow of $5.0 billion in the first nine months of 2018, as compared to a net outflow of $4.1 billion recorded for the first nine months of 2017.

Current Account

Preliminary data indicate that in the first nine months of 2018, the current account recorded a deficit of $6.5 billion, compared to a surplus of $1.0 billion recorded in the first nine months of 2017. The reversal to a deficit in the current account was primarily the result of increased deficit in trade-in-goods, from $27.7 billion in the first nine months of 2017 to $36.9 billion recorded in the first nine months of 2018. The increase in the trade-in-goods deficit was partially offset by an increase in the surplus in trade-in-services account from a surplus of $7.1 billion in the first nine months of 2017 to a surplus of $8.4 billion in the first nine months of 2018.

Goods Trade

According to preliminary data, the trade-in-goods deficit in the first nine months of 2018 increased by 33.2% to $36.9 billion, compared to the $27.7 billion recorded in the same period in 2017. The increase in trade-in-goods deficit was primarily the result of an increase in imports, which increased by 13.2% in the first nine months of 2018 to $75.7 billion, compared to $66.9 billion in imports recorded in the first nine months of 2017. In addition, exports of goods decreased by 0.9% to $38.8 billion in the first nine months of 2018, from the $39.2 billion recorded in the first nine months of 2017. The increase in imports of goods was due mainly to a 13.2% increase in imports of general merchandise to $75.7 billion in the first nine months of 2018, from the $66.9 billion recorded in the first nine months of 2017.

Exports of Goods

In the first nine months of 2018, according to preliminary PSA data, total exports of goods decreased by 1.7% to $51.0 billion, compared to the $51.8 billion recorded in the first nine months of 2017. This decrease was driven primarily by the decrease in exports of manufactured goods, which comprised 83.6% of total exports, decreased by 1.5% from $43.3 billion in the first nine months of 2017 to $42.6 billion in the first nine months of 2018. The decrease in exports of manufactured goods was largely driven by a 75.1% decrease in wood manufactures exports, which decreased from $1.1 billion in the first nine months of 2017 to $0.3 billion in the first nine months of 2018. The decrease in exports of goods was also due to a 29.8% decrease in coconut products, from $1.6 billion in the first nine months of 2017 to $1.1 billion in the first nine months of 2018. The decrease in exports of goods was partially offset by a 5.8% increase in electronic products exports, which increased from $26.9 billion in the first nine months of 2017 to $28.5 billion in the first nine months of 2018.

Imports of Goods

In the first nine months of 2018, according to preliminary PSA data, total imports of goods increased 16.3% to $80.7 billion, from the $69.4 billion recorded in the first nine months of 2017. This increase was primarily due to higher imports of semi-processed raw materials, which increased by 20.1% to $28.5 billion in the first nine months of 2018 from $23.8 billion in the first nine months of 2017. Imports of manufactured goods increased by 26.1% to $11.1 billion in the first nine months of 2018 from $8.8 billion in the first nine months of 2017. These increases were partially offset by lower imports of unprocessed raw materials, which decreased by 13.2% to $2.9 billion in the first nine months of 2018 from $3.3 billion in the first nine months of 2017.

Services Trade

In the first nine months of 2018, according to preliminary data, the trade-in-services account recorded an surplus of $8.4 billion, an 18.2% increase from the $7.1 billion surplus recorded in the first nine months of 2017. The higher surplus was mainly attributable to an increase in the surplus in other business services of 6.8% to $9.3 billion in the first nine months of 2018 from $8.7 billion in the first nine months of 2017. The higher surplus was also attributable to a decrease in the deficit in travel to a deficit of $3.6 billion in the first nine months of 2018 from a deficit of $3.9 billion in the first nine months of 2017, and an increase in the surplus in telecommunications, computer and information services to a surplus of $3.9 billion in the first nine months of 2018 from a surplus of $3.7 billion in the first nine months of 2017. These results were partially offset by an increase in the deficit in government goods and services by 81.9% to $375.7 million in the first nine months of 2018 from $206.6 million in the first nine months of 2017.

Primary Income

In the first nine months of 2018, according to preliminary data, the primary income account recorded a surplus of $2.5 billion, a 12.8% increase from the $2.2 billion surplus recorded in the first nine months of 2017. The increased primary income account surplus was primarily the result of an increase in the surplus of compensation of employees to $6.0 billion in the first nine months of 2018 from $5.8 billion in the first nine months of 2017. The increased in the surplus was also attributable to a decrease in the deficit in portfolio investment to $1.7 billion in the first nine months of 2018 from $1.9 billion in the first nine months of 2017, and a reversal in other investment from a deficit of $121.3 million in the first nine months of 2017 to a surplus of $64.7 million in the first nine months of 2018. These factors were partially offset by a 21.9% increase in the deficit in direct investment to $2.7 billion in the first nine months of 2018 from $2.2 billion in the first nine months of 2017.

Secondary Income

According to preliminary data, the secondary income account recorded a surplus of $19.4 billion in the first nine months of 2018, 0.9% higher than the $19.3 billion surplus recorded in the first nine months of 2017. The increased surplus was due mainly to a 2.0% increase in the personal transfers account to $18.7 billion in the first nine months of 2018 from $18.4 billion in the first nine months of 2017. The larger surplus in the personal transfer account was partially offset by an 81.4% decrease in the surplus in the general government account to $67 million in the first nine months of 2018 from $360 million in the first nine months of 2017.

Capital Account

According to preliminary data, the capital account recorded net payments of $5 million in the first nine months of 2018, a reversal from the net receipts of $42 million recorded in the first nine months of 2017. The reversal from net payments to net receipts was attributable to a decrease in net credit in capital transfers to $5 million in the first nine months of 2018 from $41 million in the first nine months of 2017, driven largely by transfers to the national government.

Financial Account

According to preliminary data, the financial account recorded net outflows of $4.0 billion in the first nine months of 2018, a reversal from net inflows of $615 million recorded in the first nine months of 2017. This reversal was mainly attributable to a reversal in other investment from net inflows of $1.3 billion in the first nine months of 2017 to net outflows of $1.8 billion in the first nine months of 2018. The reversal from net inflows to net outflows in the financial account was also attributable to an increase in net outflow in direct investment to $5.0 billion in the first nine months of 2018 compared to $4.1 billion in the first nine months of 2017.

Direct Investments

According to preliminary data, the direct investment account recorded net inflows of $5.0 billion in the first nine months of 2018, a 23.2% increase from net inflows of $4.1 billion recorded in the first nine months of 2017. The increase was mainly attributable to an increase in net incurrence of liabilities of 24.2% to $8.0 billion in the first nine months of 2018 from $6.5 billion in the first nine months of 2017. This increase was partially offset by an increase of 26.0% in net acquisition of financial assets to $3.0 billion in the first nine months of 2018 from $2.4 billion in the first nine months of 2017.

Portfolio Investments

According to preliminary data, the portfolio investment account recorded net outflows of $2.8 billion in the first nine months of 2018, an 18.7% decrease from the $3.5 billion of net outflows recorded in the first nine months of 2017. The decrease in net outflows of the portfolio investment account was attributable to a reversal in net incurrence of liabilities from net inflows of $1.9 billion in the first nine months of 2017 to net outflows of $686.3 million in the first nine months of 2018. This factor was partially offset by an increase in net acquisition of financial assets to $3.5 billion in the first nine months of 2018 compared to $1.5 billion in the first nine months of 2017.

Other Investments

According to preliminary data, the other investment account recorded net inflows of $1.8 billion in the first nine months of 2018, a reversal from the $1.3 billion of net outflows recorded in the first nine months of 2017, primarily attributable to an increase in net inflows in currency and deposits to $1.9 billion in the first nine months of 2018 from $749.9 million in the first nine months of 2017 and a 61.0% decrease in net outflows in loans to $1.3 billion in the first nine months of 2018 from $3.4 billion in the first nine months of 2017.

Foreign Direct Investment

In the first nine months in 2018, net inflows of foreign direct investment (“FDI”) were $8.0 billion, 24.2% higher than the $6.5 billion recorded in the same period in 2017. The higher inflows were mainly due to higher net debt instruments, which increased from $4.6 billion in the first nine months in 2017 to $5.5 billion for the same period in 2018. The increase in net inflows of FDI was also attributable to increase in net investments in manufacturing activities from $613.9 million in the first nine months in 2017 to $993.6 million for the same period in 2018, and increase in net investments in financial and insurance activities from $127.8 million in the first nine months in 2017 to $213.6 million for the same period in 2018.

The contribution of equity investments to net inflows of FDI increased by 52.1% in the first nine months in 2018, from $1,248.6 million in the first nine months in 2017 to $1,899.6 million in the first nine months in 2018. FDI increased primarily as a result of an increase in net inflows from ASEAN, which increased from $351.7 million in the first nine months of 2017 to $909.5 million in the first nine months of 2018 and an increase in net inflows from Asia Newly Industrialized Economies, which included South Korea, Hong Kong and Taiwan, from $149.3 million in the first nine months of 2017 to $420.5 million in the first nine months of 2018. These factors were partially offset by a decrease in net inflows from North America from $437.6 million in the first nine months of 2017 to $99.6 million in the first nine months of 2018.

International Reserves

Preliminary data indicate that gross international reserves were $75.7 billion as of November 30, 2018, a decrease of 7.2% from the $81.6 billion recorded as of December 31, 2017. The decrease in the first 11 months of 2018 was mainly due to a decrease of $4.5 billion in foreign investments to $61.3 billion as of November 30, 2018 from $65.8 billion as of December 31, 2017. This decrease was also attributable to (i) a decrease of 14.7% in foreign exchange to $4.9 billion as of November 30, 2018 from $5.8 billion as of December 31, 2017 and (ii) a decrease of 6.7% in gold reserves to $7.8 billion as of November 30, 2018 from $8.3 billion as of December 31, 2017. These decreases were partially offset by an increase of 12.8% in reserve position in the Fund from $424.4 million as of December 31, 2017 to $478.8 million as of November 30, 2018. The level of gross international reserves as of November 30, 2018 was sufficient to cover approximately 6.7 months of average imports of goods and payment of services and primary income that can be financed by reserves, and was equivalent to 5.6 times the Republic’s short-term debt based on original maturity and 3.9 times based on residual maturity. Net international reserves as of November 30, 2018 were $75.7 billion.

Monetary System

Monetary Policy

Preliminary data indicate that as of October 31, 2018, Bangko Sentral, according to unaudited financial information, had total assets of ₱4,624.6 billion, of which international reserves accounted for ₱3,975.8 billion. Bangko Sentral’s remaining assets consist mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consist mainly of currency in circulation and deposits from banks and quasi-banks.

Money Supply

As of October 31, 2018, the Republic’s money supply (M3) was ₱11.1 trillion, an increase of 8.2% from the ₱10.3 trillion recorded as of October 31, 2017. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 15.2% compared to the level recorded as of October 31, 2017. The increase in domestic claims was primarily driven by a 15.9% increase over the period in claims on other sectors, particularly claims on the private sector, which increased by 16.0% compared to the level as of October 31, 2017. Net claims on the Government also increased by 11.3% as of October 31, 2018 compared to the level as of October 31, 2017. Bangko Sentral’s net foreign asset position decreased by 3.9% to ₱3.9 trillion as of October 31, 2018 and the net foreign asset position of other depository corporations decreased by 15.6% to ₱0.4 trillion as of October 31, 2018.

As of October 31, 2018, the 91 day T-bill rate was 4.8%. The bank average lending rates was 6.6% as of October 31, 2018.

Monetary Regulation

In the first 10 months of 2018, average lending rates ranged between 4.1% to 7.6%, compared to average lending rates that ranged between 4.1% to 6.6% in the first 10 months of 2017.

In November 2018, the Monetary Board decided to increase the RRP rate to 4.75% and the RP rate to 7.75%, citing that inflation expectations remained high and wage pressures continued to drive price development.

The Philippine Financial System

Composition

As of October 31, 2018, the total resources of the Philippine financial system were ₱20,263.6 billion, an increase of 10.2% from the ₱18,394.9 billion recorded as of October 31, 2017. The increase was driven by the increase in the total resources of universal and commercial banks by 12.7% from ₱13,520.4 billion recorded as of October 31, 2017, to ₱15,241.9 billion recorded as of October 31, 2018, and the increase in the resources of thrift banks by 4.3% from ₱1,199.5 billion recorded as of October 31, 2017, to ₱1,251.7 billion recorded as of October 31, 2018. The resources of rural banks increased by 1.9% from ₱256.5 billion recorded as of October 31, 2017 to ₱261.5 billion recorded as of October 31, 2018. The resources of non-bank financial institutions also increased by 2.6% from ₱3,418.5 trillion recorded as of October 31, 2017 to ₱3,508.4 billion recorded as of October 31, 2018.

Structure of the Financial System

As of October 31, 2018, the total outstanding loans of universal and commercial banks increased by 17.9% from ₱7,019.3 billion recorded as of October 31, 2017 to ₱8,278.8 billion recorded as of October 31, 2018. The increase in total outstanding loans was primarily driven by an increase of 19.8% in loans to the wholesale and retail trade, repair of motor vehicles and motorcycles sector, from ₱924.6 billion recorded as of October 31, 2017 to ₱1,107.7 billion recorded as of October 31, 2018, an increase of 15.4% in loans to the real estate activities sector, from ₱1,173.4 billion recorded as of October 31, 2017 to ₱1,354.2 billion recorded as of October 31, 2018, and an increase of 20.7% in loans to the manufacturing sector from ₱873.6 billion recorded as of October 31, 2017 to ₱1,054.3 billion recorded as of October 31, 2018. Other loans, including loans to the financial and insurance activities sector, loans to the electricity, gas, steam and air conditioning supply sector and loans to the construction sector, also increased by 31.9%, 11.9% and 39.2%, respectively. These increases were partially offset by a decrease of 12.1% in loans to others sector from ₱14.2 billion recorded as of October 31, 2017 to ₱12.5 billion recorded as of October 31, 2018.

Recent Financial System Developments

As of October 31, 2018, according to preliminary data, the Philippine banking system recorded a 17.0% increase in total loan portfolio and a 9.0% increase in deposit liabilities, compared with figures recorded as of October 31, 2017.

For the first nine months of 2018, the Philippine banks registered net profit of ₱131.5 billion, which represented an increase of 7.9% over net profit of ₱121.9 billion for the same period in 2017.

Non-Performing Loans

As of October 31, 2018, according to the preliminary data, the gross non-performing loan ratio for universal and commercial banks was 1.3%, compared with 1.2% recorded as of December 31, 2017. Gross non-performing loans, calculated pursuant to BSP Circular No. 772, increased by 17.4% to ₱114.5 billion as of October 31, 2018 from the ₱97.5 billion recorded as of December 31, 2017 primarily due to declining asset quality. The total loan portfolio increased by 10.9% to ₱8,721.4 billion as of October 31, 2018 from the ₱7,867.1 billion recorded as of

December 31, 2017. Declining asset quality in the period from December 31, 2017 to October 31, 2018 was driven by universal and commercial banks, which experienced a 17.4% increase in gross non-performing loans, while their total loan portfolio increased by 10.9% over the period.

The Philippine Securities Markets

As of January 4, 2018, the Philippine Stock Exchange composite index closed at 7,761.1, a 9.3% decrease from the 8,558.4 recorded as of the end of 2017.

Government Securities Market

As of October 31, 2018, outstanding Government securities amounted to ₱4.6 trillion, 49.6% of which were issuances of treasury bills and FXTBs. The remaining issuances of Government securities consisted of RTBs, benchmark bonds and onshore dollar bonds, among others.

Public Finance

Government Revenues and Expenditures

Total Government revenues in the first 11 months of 2018 were ₱2,618.0 billion, a 16.4% increase over the ₱2,250.0 billion recorded in the first 11 months of 2017. During the first 11 months of 2018, Bureau of Internal Revenue collections were ₱1,801.0 billion, an increase of 11.1% from the ₱1,621.1 billion recorded in the first 11 months of 2017. The Bureau of Customs recorded collections of ₱538.5 billion in the first 11 months of 2018, a 30.3% increase from the ₱413.1 billion recorded in the same period in 2017. Non-tax revenues were ₱258.0 billion in the first 11 months of 2018, a 31.4% increase from the ₱196.3 billion recorded in the same period in 2017.

Total Government expenditures in the first 11 months of 2018 were ₱3,095.2 billion, a 24.1% increase over the ₱2,493.5 billion recorded in the first 11 months of 2017. The increase in expenditures in the first 11 months of 2018 compared with the same period in 2017 was primarily driven by an increase in government spending on infrastructure projects and capital outlays.

The Government Budget

2019 Budget

As of January 7, 2019, the General Appropriations Act of 2019 has not yet been passed and the 2018 Budget has been re-enacted in accordance with the constitution of the Republic. On December 26, 2018, the Congress of the Philippines passed Joint Resolution No. 3 which extended the availability of the 2018 appropriations for maintenance and other operating expenses and capital outlays to December 31, 2019. In addition, on January 3, 2019, the Department of Budget and Management issued Circular Letter No. 2019-1 authorizing all operating units of the national Government to charge their actual requirements under the 2018 Budget during the first quarter of 2019 before the General Appropriations Act of 2019 has come into effect.

Debt

Direct Debt of the Republic

As of October 31, 2018, the total outstanding direct debt of the Republic was ₱7,167.1 billion, a 7.7% increase from the ₱6,652.4 billion recorded as of December 31, 2017. The increase was mainly due to a 46.9% increase in domestic short-term debt from ₱314.4 billion as of December 31, 2017 to ₱461.7 billion as of October 31, 2018. Domestic medium to long-term debt also increased by 0.8% from ₱4,126.9 billion as of December 31, 2017 to ₱4,158.5 billion as of October 31, 2018. External medium to long-term debt also increased by 7.5% from $44.3 billion as of December 31, 2017 to $47.6 billion as of October 31, 2018.

Direct Domestic Debt of the Republic

As of October 31, 2018, the total outstanding direct domestic debt of the Republic was ₱4,620.2 billion, a 4.0% increase from the ₱4,441.3 billion recorded as of December 31, 2017. The increase was mainly due to a 46.9% increase in treasury bills from ₱314.4 billion as of December 31, 2017 to ₱461.7 billion as of October 31, 2018.

Direct External Debt of the Republic

As of October 31, 2018, the total outstanding direct external debt of the Republic was $47.6 billion, a 7.5% increase from the $44.3 billion recorded as of December 31, 2017. The increase was mainly due to an increase in external issuances of yen-denominated bonds from $891 million as of December 31, 2017 to $2,246 million as of October 31, 2018. External issuance of U.S. dollar-denominated bonds also increased by 4.3% from $23.8 billion as of December 31, 2017 to $24.8 billion as of October 31, 2018. These increases were partially offset by a decrease of 6.7% in external issuances of peso-denominated bonds from $2.6 billion as of December 31, 2017 to $2.4 billion as of October 31, 2018.

Government-Guaranteed Debt

As of October 31, 2018, total outstanding guarantees of indebtedness by the Republic amounted to ₱484.7 billion, a 1.4% increase from the ₱478.1 billion recorded as of December 31, 2017. The increase was mainly due to a 4.2% increase in external Government guarantees from ₱280.6 billion as of December 31, 2017 to ₱292.5 billion as of October 31, 2018. The increase was partially offset by a decrease of 2.7% in domestic Government guarantees from ₱197.5 billion as of December 31, 2017 to ₱192.2 billion as of October 31, 2018.